EXHIBIT 10.1

APPLE INC.

MASTER DEVELOPMENT AND SUPPLY AGREEMENT

This Master Development and Supply Agreement #C56-13-02947 (the “Agreement”) is entered into by and among Apple Inc., a California corporation having its principal place of business at 1 Infinite Loop, Cupertino, California 95014, United States (“Apple”) and GTAT Corporation, having its principal place of business at 243 Daniel Webster Highway, Merrimack, NH 03054 (“GTAT”), effective as of October 31, 2013 (the “Effective Date”).

1.              Scope.  This Agreement relates to goods that GTAT will develop, manufacture, sell and deliver to Authorized Purchasers (as defined below) for use in connection with Apple’s products (collectively, the “Goods”).  The parties may enter into statements of work (each, a “Statement of Work” or “SOW”) in the future to address additional details related to specific Goods.

2.              Forecast.  Apple will periodically provide written forecasts indicating Apple’s projected demand for each Good (each such forecast, a “Forecast”).  GTAT will accept each such Forecast upon receipt provided it is consistent with the applicable Flexibility Schedule, if any, in an SOW.  GTAT will timely commence the manufacture of Goods in order to deliver the Goods by the dates indicated in each Forecast.  “Flexibility Schedule” means a schedule that sets forth the maximum percentage increase in units forecasted or ordered, based on when notice of such increase is given.

3.              Pricing.  Apple and GTAT will mutually agree on pricing for Goods.  In addition to any agreed upon prices, the per unit price for a Good will not exceed [***]of the [***]GTAT offers to any other customer for similar Goods, net of rebates, discounts and other payments, and regardless of volume.

4.              Purchase Orders.

4.1.         GTAT will accept and timely fulfill all Purchase Orders that Apple or any entity Apple authorizes to procure Goods under this Agreement (Apple and each of the foregoing entities, an “Authorized Purchaser”) issues by the delivery date requested in such Purchase Order so long as the number of Goods indicated does not exceed the quantity specified in the applicable Forecast with respect to the relevant delivery period.  “Purchase Order” means an Authorized Purchaser’s written or electronically transmitted instruction to GTAT to deliver particular Goods pursuant to applicable delivery or performance dates and locations.

4.2.         Authorized Purchasers may, [***], (i) cancel any Purchase Order, or any portion thereof; or (ii) reschedule the shipment date of undelivered Goods and/or redirect shipments of Goods to alternate locations.

4.3.         Unless mutually agreed in writing otherwise, all Purchase Orders will be governed by the terms and conditions of this Agreement and any applicable SOW.  As between Apple, its Related Entities and GTAT, any different or additional terms in any proposal, acknowledgement form or any other document will be of no force or effect and will not become part of the agreement between the parties.  GTAT will not enter into any agreement with any Authorized Purchaser in connection with the Goods on terms less favorable to such Authorized Purchaser than those in this Agreement.  Further, if GTAT or an Authorized Purchaser seeks, but fails within 90 days, to enter into such an agreement, then GTAT will promptly notify Apple of the circumstances.

4.4.         GTAT may not invoice for Goods until after delivery.  Payment terms are 45 days from the date an Authorized Purchaser receives an undisputed invoice.  All amounts payable will be stated and paid in United States Dollars.

4.5.         Authorized Purchasers are not obligated to purchase any Goods except pursuant to a Purchase Order it issues.  Except for amounts due pursuant to a Purchase Order or SOW, Authorized Purchasers will not be responsible for any costs in connection with the supply or purchase of any Goods.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.              Delivery.  TIME IS OF THE ESSENCE as to the supply and delivery of Goods under this Agreement.  If GTAT cannot meet the requirements of a Forecast or a Purchase Order, GTAT must promptly notify the Authorized Purchaser and propose a revised delivery date, and the Authorized Purchaser may, at its option, exercise any or all of the following options: (i) require GTAT to deliver the Goods using priority freight delivery (with all incremental freight charges at GTAT’s expense); (ii) purchase substitute goods and hold GTAT accountable for the difference between the price of the Goods and the price paid for substitute goods, as well as all amounts paid for shipping, insurance, handling, and any taxes or duties; and (iii) seek and collect all other remedies provided at law, in equity and under this Agreement for failure to timely deliver Goods.

6.              Supply Constraint. If GTAT’s ability to manufacture and deliver any Goods in accordance with the then current Forecast is constrained for any reason, GTAT will promptly notify Apple of the supply constraint and GTAT’s plan to resolve it, and will provide Apple daily updates regarding the steps taken to resolve the supply constraint.  If the supply constraint is due to constrained resources (e.g., personnel, material, equipment, or third party components), GTAT will allocate the constrained resources to supply Goods to Authorized Purchasers before using such resources to supply goods to any other customer.

7.              Acceptance. Goods delivered will be subject to Authorized Purchaser’s inspection, test and rejection. Acceptance testing and inspection of Goods will be performed at the Authorized Purchaser’s factory (or other applicable delivery destination specified in the Purchase Order) by GTAT’s and Authorized Purchaser’s personnel.  Any Goods delivered (individual units or entire lots) that do not comply with the requirements of the applicable Specifications, Purchase Order or this Agreement may be rejected; provided, however, that any Goods expressly accepted upon completion of acceptance testing and inspection, but later discovered to be Defective Goods, will instead be handled according to Sections 8 and 9.  Payment of invoices will not be deemed acceptance of Goods. “Specifications” means the most current version of all specifications and requirements that Apple provides in writing (which may include Apple notifying GTAT that such specifications and/or requirements are available for electronic download along with providing necessary access and download instructions), including any documents referenced in any bill of materials, SOW, and any relevant specifications, drawings, samples or other descriptions that GTAT provides and Apple approves in writing.

8.              Warranties.  GTAT represents and warrants that: (i) it has the right to enter into this Agreement and its performance of this Agreement will be free and clear of liens and encumbrances; (ii) entering into this Agreement will not cause GTAT to breach any other agreements to which it is a party; (iii) the Goods will be new and comprised of new materials when delivered; (iv) the Goods, or any portion thereof, do not infringe any patent, copyright, trademark, trade secret, or other proprietary right of a third party; and (v) for a period of 3 years (unless agreed otherwise in an SOW) the Goods will conform to all applicable Specifications, be free from any defects and be merchantable (as defined in CA Civil Code Section 1791.1).  For all Goods that an Authorized Purchaser other than Apple purchases, GTAT agrees that Apple may enforce against GTAT any and all applicable warranties in the same manner as if Apple was the actual purchaser of the Goods.  Further, Apple’s rights and remedies under this Agreement with respect to the Goods (including all warranties) remain in full force and effect even if Apple sells, consigns or otherwise transfers the Goods to any of Apple’s contract manufacturers, GTATs and other subcontractors.

9.              Remedies for Defective Goods.

9.1.         “Defective Goods” means Goods or individual[***]that are cut from a Good that (a) fail (or because of a known issue or defect Apple reasonably expects to fail) to conform with or operate according to the warranties set forth in Section 8, applicable Specifications, or a consumer’s reasonable expectations; (b) fail to comply with any applicable law or regulation; or (c) create a risk of bodily injury or property damage.  [***]means any object of [***] that GTAT cuts from a sapphire [***]from which [***]can be fabricated for use in an [***] means any object of [***]size that is cut from a [***]for use in an [***].

9.2.         If, after acceptance, Apple or an Authorized Purchaser gives notice to GTAT that any Goods or individual [***]that are cut from a Good are Defective Goods, the parties will promptly convene a [***]to determine the[***]. Apple, the Authorized Purchaser, and GTAT may each designate[***]of their respective qualified personnel to participate in the[***]; however, each of Apple, the Authorized Purchaser, and GTAT may only designate [***].  GTAT will provide a sufficient number of qualified manufacturing,

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

materials and quality engineers to effectively conduct the necessary inspections and analyses and to document the [***] findings. The [***]will conduct [***] meetings until the[***] has been determined and documented to Apple’s reasonable satisfaction. For each investigation, [***]will determine the primary cause of the Defective Goods’ condition to be either: (i) GTAT’s failure to manufacture, test or package the Goods in accordance with the Specifications, or any other fault (including negligence) of GTAT that caused the Goods to be Defective Goods (“GTAT Fault”), (ii) the fault (including negligence) of any entity other than GTAT and its Related Entities and their respective agents and representatives (“Third Party Fault”), or (iii) none of the above (“No Fault”). [***]determination will be based on a majority vote of its designated voting representatives.  If the[***]fails to meet [***], diligently pursue its responsibilities herein or render a final determination within[***]of the original notice to GTAT, then it will be presumed that[***].

9.3.         The consequence of the [***] in each instance will be as follows:

9.3.1.    In case of a GTAT Fault finding, then Apple may in its sole discretion select one or more of the following remedies: (i) have GTAT compensate Apple for [***]and any resulting impact on any Apple product, including any recall of impacted Apple products; (ii) have GTAT accept the return of such Defective Goods pursuant to Section 10, below; (iii) have GTAT, or an Apple-designated third party, repair the Defective Goods and recover from GTAT all reasonable repair-related costs and expenses; (iv) procure similar goods in substitution and charge GTAT for any costs arising from the procurement and use of such substitutes in connection with Apple products; and (v) have GTAT provide a written issue or defect analysis report and a correction plan.  GTAT must promptly and diligently implement corrective actions to resolve the root cause(s) of the condition giving rise to the GTAT Fault finding.

9.3.2.    In case of a Third Party Fault finding, then GTAT will have no liability to Apple or the Authorized Purchaser on account of such Defective Goods.

9.3.3.    In case of a No Fault finding, then Apple may specify, and GTAT will comply with, any corrective measures and other remedies, including without limitation any of the remedies available in Sections 9.3.1 or 10 herein, that Apple deems appropriate in its sole and reasonable discretion.  If GTAT [***] GTAT may address its concerns using the[***] contained in this Agreement [***].

10.       Return of Goods.  At its expense, GTAT will accept the return of any Defective Goods that an Authorized Purchaser returns, other than Goods found by [***] to be Defective Goods due to Third Party Fault, and will thereupon (i) ship replacement Goods on the same day the Authorized Purchaser returns the Goods or (ii) upon request, credit the Authorized Purchaser the original purchase price of the Goods (or, in the case of individual [***], credit an amount equal to [***]  that are returned to GTAT) /[***] multiplied by [***].  For example, if Apple paid[***] for a [***] from which [***] were cut but then[***] of those [***] were returned to GTAT as Defective Goods, then GTAT would issue a credit of [***] to Apple.  For the avoidance of doubt, GTAT will, upon Apple’s request pursuant to Section 9.3.3, comply with the obligations in this Section 10 with respect to Goods found by [***] to be Defective Goods due to No Fault.

11.       Modifications.  GTAT may not modify any Equipment, Specifications, manufacturing process or materials without first obtaining Apple’s prior consent.  Whenever Apple modifies the Specification for a Good, and notwithstanding any disagreement over the cost to implement such Specification modification, GTAT will immediately implement all such modifications and manufacture and timely deliver all such Goods pursuant to the applicable Forecast.  The parties will make good faith efforts to promptly resolve any such disagreement. During any period of disagreement, GTAT will charge Authorized Purchasers, and Authorized Purchasers will pay:  (i) the applicable price for the Good set forth in an SOW; (ii) in the absence of an SOW, the last price Authorized Purchasers paid for the applicable Good; or (iii) if Authorized Purchasers have not yet purchased the applicable Good, the last mutually agreed price for the applicable Good. When the parties resolve any disagreement over the amount to be charged for such Goods, they will reconcile any amounts an Authorized Purchaser or GTAT owes.

12.       Service and Support.  GTAT will provide the service and support services set forth on Attachment 3.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13.       Hubs.  As agreed in any SOW, GTAT will store Goods in Hubs before their Forecast delivery date to support just-in-time delivery of the Goods.  GTAT will: (i) bear all costs associated with warehousing Goods in Hubs; (ii) maintain a sufficient inventory of Goods in the Hubs to satisfy the requirements of the then current Forecast; (iii) ensure that the Authorized Purchaser or its carrier(s) may withdraw Goods from the Hubs as needed; (iv) fully insure, or require the Hub operator to fully insure, all Goods in transit to or stored at a Hub against all risk of loss or damage until such time as the Authorized Purchaser takes title to them; and (v) require that the Hub operator take all steps necessary to protect all Goods in a Hub consistent with good commercial warehousing practice.  “Hub” means an Apple-approved facility located at or near Apple-specified manufacturing or distribution facilities, or other Apple-specified location.

14.       Logistics. When an Authorized Purchaser is the “Importer of Record,” GTAT will, at no charge, promptly forward to the Authorized Purchaser any documents the Authorized Purchaser may reasonably require to allow the Authorized Purchaser to clear the Goods through customs and/or obtain possession of the Goods at the port of entry.  GTAT will use the freight carriers that Apple selects or approves.  Apple is solely responsible for specifying any labeling of the Goods.  GTAT may not print any of its own trade names, trademarks, or logos on the Goods without Apple’s prior written consent.  GTAT will package all Goods in accordance with applicable Specifications using the best commercial practices.

15.       Terms of Sale.  GTAT will deliver Goods DDU (INCOTERMS 2010) delivery location designated in the applicable SOW, or if not so designated, in the applicable Purchase Order) with title and risk of loss transferring from GTAT to the Authorized Purchaser at the designated delivery location.  If Goods are delivered via Hubs, GTAT will deliver them DDP (delivery location designated in the applicable SOW or applicable Purchase Order) with title and risk of loss remaining with GTAT until the Authorized Purchaser or its designated carrier withdraws the Goods from the Hub.

16.       Manufacturing Commitment.  Regardless of initial manufacturing yields or any other circumstance, GTAT will always timely start the manufacture of the Goods in order to fully and timely meet Apple’s Forecasts.  For example, if GTAT is experiencing undesirable manufacturing yields during the initial ramp of a Good, GTAT will nevertheless continue to manufacture the Goods to meet Apple’s Forecast.

17.       Right to Manufacture.

17.1.  If GTAT materially breaches its supply obligations under this Agreement or any SOW and fails to cure such breach within 10 Business Days of Apple’s written notice of such breach as set forth below, then GTAT, on behalf of itself and its Related Entities, hereby grants and conveys to Apple a fully paid-up, royalty-free, worldwide, nonexclusive, irrevocable, perpetual license under any Intellectual Property Rights owned, controlled or licensable by GTAT or its Related Entities to make, have made, use, have used, purchase, have purchased, sell, have sold, offer for sale, license, lease, import, have imported, export, or otherwise distribute or dispose of Sapphire Technology in Consumer Electronic Products (including components thereof), and to practice and have practiced any method in connection with the same by or for Apple or Apple’s Related Entities; provided, however, that Apple may exercise such license rights only: (i) for a period of up to 10 Business Days beginning upon Apple’s written notice to GTAT of any breach of GTAT’s supply obligations under this Agreement or any SOW, so long as such breach remains uncured, solely to prepare for but not to engage in commercial production of Goods; and (ii) indefinitely, and without the foregoing limitation on engaging in commercial production, if such breach remains uncured at the end of such 10 Business Day period.

17.2.  As reasonably necessary to assist Apple in exercising its rights under this license, GTAT will promptly and fully provide any technical information, training, and other assistance Apple requests.

17.3.  “Sapphire Technology” is defined in Section 10.3.4 of SOW #1.

18.       Development.  GTAT may be asked to develop new products and technology, including Goods.  GTAT agrees that all such development activities and any resulting technology or Intellectual Property Rights (as defined in Attachment 2), will be governed by the terms set forth in Attachment 2.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

19.       Indemnification. GTAT shall indemnify and hold harmless, and at Apple’s request, defend or pay for the defense of Apple, Authorized Purchasers, or Apple Personnel (or any combination of Apple, Authorized Purchasers and Apple Personnel) against any claims or allegations that: (i) the Goods themselves, or any portion thereof, or any processes, Equipment or methods used to manufacture the Goods, infringe any patent, copyright, trademark, trade secret, or other proprietary right of a third party; (ii) the Goods caused injury or damage; or (iii) arise or are alleged to have arisen as a result of negligent and/or intentional acts or omissions of GTAT or GTAT Personnel or breach by GTAT of any term of the Agreement.  GTAT’s indemnification obligation includes the obligation to hold Apple, Authorized Purchasers and Apple Personnel harmless from and against any costs, damages and fees (including attorney and other professional fees) attributable to any such claims or allegations.  Apple agrees that it will notify GTAT in writing of any claims or allegations that are covered by this Section 19.  If Apple requests that GTAT defend such claim or allegation and GTAT irrevocably confirms full indemnification for the claim in writing and without exception, thereafter (1) Apple will permit GTAT to control the defense of the claim or allegation using counsel of GTAT’s choice who is approved by Apple, provided that such approval is not unreasonably withheld or delayed; and (2) Apple will not settle any such claim or allegation without GTAT’s permission if it requires any payment by GTAT, provided that such permission is not unreasonably withheld or delayed.  Notwithstanding the foregoing, Apple may control the defense and settlement of a claim, at its own expense, if there is a reasonable risk that GTAT will not be able to cover its full obligation for the claim or if there is a significant risk of harm to Apple from a request for an injunction.  GTAT agrees to provide information and assistance reasonably necessary to enable Apple to defend the claim (at GTAT’s expense), and if GTAT defends at Apple’s request, then Apple will do the same (at GTAT’s expense). GTAT may not enter into any settlement that imposes any obligation on Apple without Apple’s prior written consent.  GTAT will not publicize or permit any third party to publicize any settlement of such claim or allegation without Apple’s written permission. If GTAT does not agree that the claim or allegation is fully covered by this indemnity provision, then the parties agree the indemnity claim shall be tolled while the Parties negotiate in good faith an equitable arrangement regarding the defense of the claim or suit and any settlement thereof consistent with GTAT’s obligations hereunder.  “Personnel” means officers, directors, agents, consultants, contractors, and employees.

20.       Duty to Correct.  If a third party claims that any Goods infringe an Intellectual Property Right, GTAT will, in addition to its obligations under Section 19, promptly notify Apple in writing and, at its own expense, keep Apple informed of GTAT’s defenses and exercise the first of the following remedies that is practicable: (i) obtain from such third party the right for Authorized Purchasers to use, import and sell such Goods in Apple products; (ii) modify the Goods so they are non-infringing and in compliance with this Agreement; (iii) replace the Goods with non-infringing versions that comply with the requirements of any Specifications and this Agreement; or (iv) at Authorized Purchaser’s request, accept the return of infringing Goods and refund any amounts Authorized Purchasers paid.  In any event, GTAT must exercise one of the foregoing remedies at a time and in a manner that will protect Apple from harm that could result from an injunction.

21.       Resource Requirements; Access to Apple Supply Chain.

21.1.  Unless agreed otherwise in an SOW, GTAT will, at its expense, purchase, install, test, maintain and operate all Equipment necessary to manufacture and deliver the development deliverables and the Goods.  GTAT will also secure all materials in accordance with applicable Specifications necessary to timely manufacture and supply the development deliverables (pursuant to Attachment 2) and the Goods.  Upon Apple’s request, GTAT will purchase materials directly from Apple, and, at Apple’s request, will provide Apple with (i) weekly reports by part number specifying demand for such materials for the immediately following 12-week period; and (ii) weekly receipt logs of any such materials.  Before placing orders for or purchasing any materials for use in Goods that are comprised of multiple components, GTAT will provide Apple, for Apple’s review and approval, a complete engineering bill of materials for such Goods, listing the GTAT part number(s), lead-time(s), and cost(s) of each material therein.  Except for amounts due pursuant to a Letter of Authorization, the applicable SOW or Purchase Order, Apple will not be responsible for any costs associated with the materials.  “Equipment” means fixtures, tooling, test equipment and any other equipment used in connection with the development, manufacturing, testing, packaging, delivery or servicing of the development deliverables or Goods.  “BOM” means the engineering bill of materials that Apple creates and approves for the development deliverables or Goods.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

21.2.  Apple may from time to time direct GTAT (or, at GTAT’s request, grant written authorization to GTAT) to procure certain materials or supplies from certain third-party vendors with whom Apple has established supply agreements (each, a “Specified Vendor”). In each such instance: (i) GTAT will negotiate and execute its own purchasing agreement with the Specified Vendor; (ii) for the quantities that are to be used to produce Goods under this Agreement, Apple will request the Specified Vendor to offer those materials or supplies to GTAT on terms no less favorable than the terms on which the Specified Vendor sells, or has agreed to sell, the same materials or supplies to Apple; (iii) for all other quantities of such materials or supplies (that is, quantities that are not used to produce Goods under this Agreement), Apple will request, but need not require, that the Specified Vendor offer such materials or supplies to GTAT on the same terms; and (iv) Apple will not require the Specified Vendor to impose less favorable terms on GTAT for quantities of the materials or supplies that are not used to produce Goods under this Agreement.

22.       Term and Termination. The term of this Agreement is defined in Section 13.1 of SOW #1 (the “Term”). Except as agreed in an SOW, GTAT may terminate this Agreement if Apple materially breaches this Agreement and fails to cure the breach within 30 days after receipt of written notice from GTAT of the breach.  The provisions of Sections 9 through and including 23, and Attachments 1-6 will survive the termination of this Agreement.

23.       Miscellaneous.  The terms and conditions in Attachments 1-6, to this Agreement are incorporated herein by this reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date shown above.  Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Apple Inc.		GTAT CORPORATION

By	/s/ Duco Pasmooij	By	/s/ Hoil Kim

Name: Duco Pasmooij		Name	Hoil Kim

Title: Vice President, Operations		Title	Vice President & General Counsel

Date	10/31/2013	Date	10/31/2013

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ATTACHMENT 1

General Terms and Conditions

1.              Confidentiality. All disclosures of Confidential Information arising out of or related to this Agreement will be governed by the terms of the parties’ existing Confidentiality Agreement, dated August 24, 2012.

2.              Press Releases and Publicity.  Neither Apple nor GTAT will issue press releases or other publicity regarding the Agreement or its subject matter without the prior written approval of the other.

3.              Compliance with Laws.  GTAT agrees that it will fully comply with all applicable laws and regulations in performing its obligations under the Agreement.  GTAT agrees that it will not export, re-export, sell, resell or transfer any customer data or any export-controlled commodity, technical data or software (i) in violation of any law, regulation, order, policy or other limitation imposed by the United States (including the United States Export Administration regulations) or any other government authority with jurisdiction; or (ii) to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or equivalent.

4.              Anti-Corruption.  GTAT has reviewed and understands Apple’s policies with respect to ethical business conduct and agrees to fully comply with all such policies.  GTAT will comply with all applicable laws and regulations enacted to combat bribery and corruption, including the United States Foreign Corrupt Practices Act, the UK Bribery Act, the principles of the OECD Convention on Combating Bribery of Foreign Public Officials and any corresponding laws of all countries where business or services will be conducted or performed pursuant to the Agreement (collectively, the “Anti-Corruption Laws”).  GTAT and, to the best of GTAT’s knowledge, its subsidiaries and affiliates, have conducted their businesses in compliance with the Anti-Corruption Laws.  GTAT will not Knowingly, directly or indirectly pay, offer, promise, or give anything of value (including any amounts paid or credited by Apple to GTAT) to any person or party, to influence any act or decision by such person or party for the purpose of obtaining, retaining, or directing business to Apple.  “Knowingly” means (i) the actual knowledge of GTAT’s executive officers or employees, or (ii) the knowledge that GTAT’s executive officers and employees should reasonably be expected to have or (iii) the existence of a reasonable belief of GTAT’s executive officers or employees.  Any amounts paid by Apple to GTAT under the Agreement will be for services actually rendered, or Goods sold, by GTAT (as applicable).  Additionally, to the extent permitted by law, GTAT will notify Apple if an owner, partner, officer, director or employee of GTAT who is assigned to a current or prospective Apple account as an account representative or account manager (or any similar such position) has been, or will become, an official or employee of a governmental entity or political party or a candidate for political office.  GTAT represents and warrants that all information provided to Apple in connection with Apple’s selection and approval of GTAT as an Apple vendor, or at any other time during the term of the Agreement, is complete and true.

5.              Right to Offset.  Apple may, from time to time, set-off or recoup any amounts due from GTAT or any GTAT Related Entity to Apple or any Apple Related Entity, against any amounts due from Apple or any Apple Related Entity to GTAT or any GTAT Related Entity. If required by applicable law, Apple will give GTAT notice that Apple has effected a set-off or recoupment, within a reasonable time thereafter via email or any other reasonable means that Apple selects, and GTAT agrees that any such notice will be effective when given, even if a receiver, custodian, trustee, examiner, liquidator or similar official has been appointed for GTAT, the applicable GTAT Related Entity, or any substantial portion of the assets thereof.  The rights described in this paragraph are in addition to any other rights and remedies available under this Agreement or applicable law, including, for example, the right to deduct damages from any amount payable to GTAT or any GTAT Related Entity.  “Related Entity,” as applied to both Apple and GTAT, includes any subsidiary or affiliate and further includes any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other business entity that controls, is controlled by, or is under common control with an entity, where “control” means that the entity possesses, directly or indirectly, the power to direct or cause the direction of the management policies of the other entity, whether through ownership of voting securities, an interest in registered capital, by contract, or otherwise.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.              Insurance and Loss Prevention.  GTAT will comply with the requirements specified in Attachment 4 hereto.

7.              GTAT Code of Conduct.  GTAT will comply with the requirements specified in Attachment 5 hereto

8.              Relationship of Parties. Nothing in the Agreement creates a joint venture, partnership, franchise, employment or agency relationship or fiduciary duty of any kind. Neither party will have the power, and will not hold itself out as having the power, to act for or in the name of or to bind the other party.  Except as expressly provided, the Agreement is not for the benefit of any third parties.

9.              Assignment.  This Agreement is personal to GTAT, and GTAT may not assign, delegate or otherwise transfer this Agreement, any SOW, any Purchase Order, and/or any right or obligation thereunder without the prior written consent of Apple.  Unless otherwise defined in a SOW, a Change of Control, as defined below, will be considered an assignment of this Agreement.  Any purported or attempted assignment, delegation, subcontracting or other transfer, in whole or in part, without such consent will be null and void and will constitute a breach of this Agreement.  Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the successors, assigns, representatives, and administrators of the parties.  “Change of Control” means (i) any sale or exchange of the capital stock by the shareholders of GTAT, or any GTAT Related Entity that makes, uses or sells, or offers services in connection with, sapphire production or processing equipment or sapphire goods or material, in one transaction or a series of related transactions where more than 50% of the outstanding voting power of GTAT, or of GTAT’s interest in any such GTAT Related Entity, is acquired by a person or entity or group of related persons or entities; (ii) any reorganization, consolidation or merger of GTAT or any GTAT Related Entity where the outstanding voting securities of GTAT or such GTAT Related Entity immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of GTAT or any GTAT Related Entity, other than where the entity acquiring shares or assets, or the surviving entity with respect to clause (ii) above, is GTAT or a wholly owned subsidiary of GTAT.

10.       No Waiver.  No delay or failure to act in the event of a breach of the Agreement will be deemed a waiver of that or any subsequent breach of any provision of the Agreement.  Any remedies at law or equity not specifically disclaimed or modified by the Agreement remain available to both parties.

11.       Audits/Inspections.  During the Term and for two (2) years thereafter, Apple or its representatives may inspect GTAT facilities and audit GTAT’s records to verify that GTAT has complied with its obligations under this Agreement.  GTAT will provide Apple or its representatives any information and documentation that is reasonably requested in connection with such audit or inspection. GTAT will maintain all records related to the Goods during the Term and for two (2) years thereafter. GTAT will reimburse Apple within 45 days after the audit is completed for any overpayments made by Authorized Purchasers plus the maximum interest rate allowed by law.  GTAT will bear the cost of the audit and inspection if the audit or inspection reveals any breach of GTAT’s obligations under the Agreement.  GTAT must track the date Goods are produced and make such information available to Apple upon Apple’s request during the term of this Agreement and for two (2) years after the Goods are delivered.

12.       Governing Law. The Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents, without regard to conflicts of law principles.  The parties expressly agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to the Agreement or to their relationship.

13.       GTAT Affiliates. GTAT’s affiliates may provide Goods or related services under this Agreement, provided that such affiliate is preapproved by Apple in writing and has executed a Contract of Adherence, joining such GTAT affiliate as a party to this Agreement, in the form attached hereto as Attachment 6.  GTAT is not relieved of any of its obligations under this Agreement by virtue of joining an affiliate to this Agreement.  Any breach of the Agreement by an affiliate is deemed to be a breach of this Agreement by GTAT.  If GTAT knows or becomes

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

aware that a GTAT affiliate is providing Goods or related services under this Agreement, then GTAT must immediately (i) notify Apple in writing of the affiliate’s identity and clearly explain its legal and corporate relationship with GTAT; (ii) obtain Apple’s written consent to allow such affiliate to engage in such activities; and (iii) promptly cause such affiliate to sign the Contract of Adherence (unless Apple requests otherwise).

14.       Remedies.  If GTAT breaches any term of this Agreement in connection with the provision of Goods to an Authorized Purchaser, then GTAT agrees it owes to Apple any and all remedies under this Agreement for such breach as if Apple had been the direct purchaser of the Goods from GTAT.  For example, if GTAT fails to timely deliver Goods to an Authorized Purchaser other than Apple, then GTAT will owe Apple (and Apple can seek from GTAT under this Agreement) any available remedies for failing to timely deliver such Goods.  If Apple seeks remedies in such event, then the affected Authorized Purchaser cannot seek remedies for the same breach.

15.       Binding Arbitration.  Disputes arising under, or in connection with, this Agreement will be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the Rules.  The language of the arbitration will be English. The place of the arbitration will be San Francisco, CA.  Judgment upon any award(s) rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16.       Equitable Relief.  Notwithstanding the requirements of Section 15, above, either party may seek equitable relief in order to protect its rights, and to cause the other party to perform its obligations, hereunder at any time and in any court having jurisdiction over the parties hereto and/or the subject matter hereof.  The parties hereby waive any bond requirements for obtaining equitable relief. Without limitation of the foregoing, the confidentiality provisions of the Agreement will be enforceable under the provisions of the California Uniform Trade Secrets Act, California Civil Code Section 3426, as amended.

17.       Apple Requirements Documents.  GTAT will comply with all Apple Requirements Documents (as may be updated by Apple from time to time), including the following: #069-0135: Specification, Regulated Substances;  #069-1111: Apple RoHS Compliance Specification; #069-1857-D: Apple Specification on the Restriction of Chlorine and Bromine; #080-2503: Apple Supplier Code of Conduct (as further described in Section 7 of this Attachment 1); and #n/a: Loss Control and Loss Prevention Standards.

18.       Reports.  GTAT will, at GTAT’s expense, provide reports requested by Apple, including reports regarding the development deliverables, Goods, Purchase Orders, Hubs, and Defective Goods.

19.       Notices.  Any notice required or permitted hereunder will be in writing, and will be given to the appropriate party at the address first set forth above, or at such other address as the party may hereafter specify in writing.  Any notices to Apple will be sent to the attention of Apple’s Corporate Procurement Department.  Such notice will be deemed given: upon personal delivery to the appropriate address; or three (3) business days after the date of mailing if sent by certified or registered mail; or one (1) business day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery. “Business day” shall mean any day on which banks are open for business in San Francisco, California.

20.       Force Majeure.  Neither party will be liable for any failure to perform caused by circumstances beyond its reasonable control including, but not limited to, acts of God, earthquakes, hurricanes, floods, tornados, fires, acts of war, hostilities, invasions, terrorism, civil disorder, riots, labor actions (other than actions by GTAT’s personnel and contractors), major upheavals, government action, government restrictions, blockade, embargo, utility disruptions, including power and water, or accident, provided: (a) it promptly notifies the other party and uses reasonable efforts to correct its failure to perform; and (b) it has taken such commercially reasonable efforts to protect against and mitigate the impact of the force majeure event if such event was reasonably foreseeable or was of a kind for which such precautionary measures are customarily taken in the applicable industry.  For the avoidance of doubt, any circumstance caused primarily by one or more furnaces or any other Equipment provided by GTAT, will not constitute a Force Majeure event, and the provisions of this Section 20 will not apply.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

21.       Construction.  The section headings in the Agreement are for convenience only and are not to be considered in construing or interpreting the Agreement.  References to sections, schedules, SOWs, and Purchase Orders are references to sections of, and SOWs, schedules and Purchase Orders to, the Agreement, and the word “herein” and words of similar meaning refer to the Agreement in its entirety and not to any particular section or provision.  The word “party” means a party to the Agreement and the phrase “third party” means any person, partnership, corporation or other entity not a party to the Agreement.  The words “will” and “shall” are used in a mandatory, not a permissive, sense, and the word “including” is intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation.”  Any requirement to obtain a party’s consent is a requirement to obtain such consent in each instance.

22.       Severability. If a court of competent jurisdiction finds any provision of the Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of the Agreement will continue in full force and effect.

23.       Related Documents; Precedence.  The terms and conditions of any SOW, Purchase Order, and the terms and conditions of any schedules, exhibits, attachments and other documents referenced herein or therein are incorporated into the terms and conditions of this Agreement.  In the event of any conflict in the documents which constitute this Agreement, the order of precedence will be (i) the applicable SOW; (ii) this Agreement; (iii) any other schedules, exhibits, attachments and other documents referenced and incorporated herein and therein; and (iv) any Purchase Order.

24.       Complete Agreement. The parties agree that the Agreement constitutes the complete and exclusive agreement between them superseding all contemporaneous and prior agreements (written and oral) and all other communications between them relating to its subject matter, excluding the confidentiality agreement referenced herein.  Except as expressly provided herein, the Agreement may not be amended or modified except by a written amendment specifically referencing the Agreement, signed by authorized signatories of both parties. The parties expressly acknowledge that they have received and are in possession of a copy of any referenced item not physically attached to the Agreement and any such item will be treated as if attached.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ATTACHMENT 2

Development Terms

1.              Scope and Standards of Work.

1.1.         During the Term of the Agreement, any services GTAT conducts in connection with the development of new products or other technology, including Goods, will be “Development Services” for the purpose of this Attachment 2.  The parties may describe the Development Services in a Statement of Work.  Apple has no obligation to purchase or pay for any Development Services or related deliverables except as set forth in an SOW.

1.2.         GTAT warrants that its employees, agents, consultants and subcontractors, if any, involved in performance of the Development Services will have the experience and expertise necessary to perform such Development Services and will at all times be bound by appropriate agreements to vest in GTAT all of their right, title and interest in any Project Work Product (as defined below), and all Intellectual Property Rights therein or thereto, that are to be property of Apple or otherwise protected pursuant to Sections 2, 3 or 4 of this Attachment 2.

1.3.         GTAT agrees to notify Apple promptly if GTAT knows or has reason to believe that the Statement of Work or any instructions from Apple would, if followed by GTAT, violate any applicable law or infringe or misappropriate any Intellectual Property Rights of any third party or be inconsistent with the Applicable Standards.

1.4.         GTAT agrees that while performing the Development Services for Apple, and for 3 years following the date that GTAT ceases to perform the Development Services for Apple, it will not to the best of its knowledge, after conducting reasonable due diligence, perform the same or similar Development Services in the Consumer Electronic Products Field for any other person or party, nor will GTAT assist, enable or in any way facilitate any other person or party in its provision of the same or similar Development Services for any other person or party. “Consumer Electronic Products” [***]; and any accessory that is the same or similar (in Apple’s sole discretion) to an accessory made or sold by or on behalf of Apple (regardless of when Apple sold or started to sell such accessory, including after the date of the Agreement) that is suitable for use with any Consumer Electronic Product.  “Consumer Electronic Products Field” means the[***] for use in Consumer Electronics Products.

1.5.         The provision of deliverables and Services in their tangible form have no intrinsic value.  As such, no value added, sales, or use taxes have been assessed or are anticipated to be required as a result of the Services provided under this Agreement.

2.              Apple Project Materials.  Apple may provide items and materials, as specified in an SOW (the “Project Materials”).  GTAT agrees that all such Project Materials will be and remain the sole and exclusive property of Apple.  If Apple provides Project Materials, GTAT will only use them for the purpose described in the Statement of Work and will not be transferred to any third party without first obtaining written authorization from Apple in each instance. Upon completion of the Development Services, any unused Project Materials will be returned to Apple or destroyed at the sole discretion of Apple.

3.              Communication, Visits, Results, and Reports.

3.1.         All results, reports, findings, conclusions, work papers, notebooks, electronic records, samples, prototypes, deliverables, and any other information or materials in any form or format arising out of performance of the Development Services by or for GTAT (the “Project Work Product”) except GTAT Background

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Technology (defined below) will be the sole property of Apple and will become part of the Confidential Information to be protected under the Agreement.  “GTAT Background Technology” means GTAT’s inventions, data, improvements, discoveries, ideas, processes, methodologies, formulas, techniques, works of authorship, trade secrets and know-how, whether patentable or not, conceived, reduced to practice, authored, or otherwise created or developed by or for GTAT either (i) prior to the date of the Agreement or (ii) subsequent to the date of the Agreement if conceived, reduced to practice, authored, or otherwise created or developed by GTAT separately and independently of its provision of any Development Services and any Apple Confidential Information or Project Materials, and all Intellectual Property Rights therein or thereto.  GTAT Background Technology is and will be owned by GTAT and is not being transferred or assigned to Apple under the Agreement.  For the avoidance of doubt, any Sapphire Technology that is conceived, reduced to practice, authored, or otherwise created or developed by or for GTAT using (i) any of Apple’s Confidential Information or (ii) any GTAT personnel or contractors who had access to Apple’s Confidential Information will be deemed Project Work Product.

3.2.         Upon receipt of any deliverable hereunder, Apple will either accept the deliverable, or if in Apple’s sole discretion, the deliverable does not comply with the Specifications, including the project schedule, reject the deliverable.  If Apple requests, GTAT will assist Apple with testing all deliverables without charge.  Upon rejection of a deliverable, GTAT will promptly correct any failure to comply with the Specifications and re-deliver the deliverable to Apple as soon as is practicable, or such other time period agreed upon by Apple in writing.

3.3.         GTAT will not destroy or dispose of any Project Work Product without Apple’s prior written authorization in each instance.  GTAT will, upon Apple’s request from time to time, promptly deliver any and all Project Work Product and any work-in-process to Apple.

3.4.         GTAT will provide Apple with a written monthly report summarizing the progress of the Development Services and any new Project Work Product developed since the last written report.  In addition, GTAT will prepare and provide one or more draft and final report(s) at the intervals, and upon completion of the Development Services, as more fully described in the Statement of Work.  All reports will be formatted and delivered to Apple in accordance with Apple’s instructions.

3.5.         Apple will be solely responsible, at its discretion in accordance with applicable law, for any reporting to appropriate government agencies any Project Work Product generated during performance of the Development Services.

3.6.         GTAT will permit Apple’s representatives to access all relevant GTAT facilities with reasonable frequency to perform quality assurance audits, observe progress of the Development Services, discuss the Development Services with relevant GTAT personnel, and inspect records and data relevant to the Development Services.

4.              Intellectual Property.

4.1.         Except as otherwise provided herein, no right or license to Apple’s Intellectual Property Rights is granted or implied as a result of the Agreement or the Development Services, except that Apple hereby grants to GTAT a limited, non-exclusive, worldwide, royalty-free license to use Apple’s Intellectual Property Rights (including Project Work Product) solely to the extent necessary to perform Development Services and other obligations under the Agreement.  The transfer or license of Project Materials or GTAT Background Technology provided herein does not constitute a public disclosure. “Intellectual Property Rights” means the rights in and to all (i) U.S. and foreign patents and patent applications claiming any inventions or discoveries made, developed, conceived, or reduced to practice, including all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions thereof; (ii) copyrights; (iii) unpatented information, trade secrets, data, or materials; (iv) mask work rights; and (v) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.2.         All right, title and interest in all Project Work Product, and all Intellectual Property Rights therein or thereto, is solely owned by Apple, and GTAT hereby transfers and assigns all of GTAT’s right, title and interest in all Project Work Product and all Intellectual Property Rights therein or thereto, to Apple. GTAT will communicate to Apple any of the same promptly and fully upon its creation or development.  GTAT will execute all papers and take all actions that Apple reasonably deems necessary or advisable for the filing and prosecution of patent applications or copyright or other registrations and, if appropriate, maintenance of patents or other rights or properties that may issue therefrom, including without limitation execution of any assignments or other agreements further evidencing, perfecting, or recording Apple’s ownership of Project Work Product and all Intellectual Property Rights therein or thereto.  Inventorship will be determined under principles of U.S. patent law and practice.

4.3.         Except as set forth in an SOW, or as otherwise documented in writing and provided to Apple prior to performing any Development Services, GTAT represents and warrants that all Intellectual Property Rights not owned by GTAT and that are necessary for Apple’s use or exploitation of the Project Work Product are the subject of valid license or other agreements that grant to GTAT all necessary rights to sublicense or otherwise permit Apple’s use or exploitation of the Project Work Product, including in Apple products and services.  If any Intellectual Property Rights that are owned, controlled or licensable by GTAT or its Related Entities apply to any of Apple’s use or exploitation of the Goods and/or the Project Work Product, GTAT hereby grants to Apple a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license under such Intellectual Property Rights to make, have made, use, have used, sell, have sold, offer for sale, import, have imported or otherwise dispose of Apple products and services, and to practice any methods in connection therewith.

4.4.         GTAT will not engage in, nor will it authorize others to engage in, reverse engineering, disassembly or decompilation of any Apple technology provided by Apple to GTAT under this Agreement (including Project Materials) except as required to perform its obligations under the Agreement.  Neither Apple nor GTAT will use the other party’s Confidential Information provided or developed under this Agreement for the purpose of: (i) identifying or providing evidence to support any potential patent infringement claim against the other Party or its Related Entities, or any of the other Party’s direct or indirect suppliers or direct or indirect customers, (ii) filing patent applications except as otherwise provided under this Agreement; (iii) modifying its pending patent applications or the claims of patents in any post-grant proceedings; or (iv) mapping or reviewing software, hardware, and/or confidential information against patents, patent applications, claim charts or other like material.

4.5.         GTAT will not use any Apple trademarks for any purpose except to comply with its obligations under this Agreement.  The goodwill derived from GTAT’s use of any Apple trademarks inures exclusively to the benefit of and belongs to Apple.  GTAT acknowledges Apple’s ownership of the Apple trademarks and agrees not do anything inconsistent with Apple’s ownership of the Apple trademarks, such as filing any trademark application for an identical or similar mark anywhere in the world.  Apple will not use any GTAT’s trademarks for any purpose except to comply with its obligations under this Agreement.  The goodwill derived from Apple’s use of any GTAT trademarks inures exclusively to the benefit of and belongs to GTAT.  Apple acknowledges GTAT’s ownership of the GTAT trademarks and agrees not do anything inconsistent with GTAT’s ownership of the GTAT trademarks, such as filing any trademark application for an identical or similar mark anywhere in the world.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ATTACHMENT 3

Service and Support

1.              GTAT will accept and fulfill Purchase Orders for replacement Goods (“Service Units”) for seven years after the date Apple designates as end-of-life for the Apple product featuring (or manufactured using) such Good (“End-of-Life Designation Date”).  To ensure that it is able to do so, GTAT agrees to (i) maintain an adequate stock of Service Units and/or (ii) maintain the equipment and materials (or the ongoing ability to timely acquire as needed) needed to produce and timely deliver Service Units throughout this seven-year period.  Under no circumstances will the price of a Service Unit (including the cost of single or multi-pack packaging and handling fees) exceed the price of the corresponding Good as of the day immediately preceding the End-of-Life Designation Date.  In no event will there be minimum order quantities for Service Units.

2.              Furthermore, GTAT will, at GTAT’s expense, provide an inventory of Service Units to Apple in accordance with the Service Unit inventory requirements set forth in document(s), if any, referenced in the applicable Apple Requirements Document(s) or applicable SOW.  In absence of such requirements and upon Apple’s request, GTAT will deliver an Initial Service Unit Inventory to entities designated by Apple, at no cost, at least one week before Apple first ships the applicable Apple product which incorporates the relevant Good.

“Initial Service Unit Inventory” means the number of Service Units calculated using the following formula:

Initial Service Unit Inventory = A x B, where:

A = the projected rate of return (as determined by Apple) of the Goods.

B = the cumulative number of Goods in the then current Forecast for the first three months of production

3.              Authorized Purchasers will return all Goods Ex Works (place to be named by the Authorized Purchaser) and title will transfer to GTAT when placed in the carrier’s possession at the named place; provided, however, that whenever Apple Sales International or Apple Operations Europe returns Goods from the Asia-Pacific region, Goods will be returned DAF (named place, freight unpaid) and title will transfer to GTAT at the named place at the frontier, but before the customs border of the destination country.  GTAT will deliver all Service Units DDP (place to be named by the Authorized Purchaser) and title will transfer upon actual receipt of the Service Units at the named place of destination; provided, however, that whenever Service Units are delivered to Apple Sales International or Apple Operations Europe in the Asia-Pacific region, Goods will be delivered DAF (named place, freight paid to final destination) and title will transfer at the named place at the frontier, but before the customs border of the country of destination.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ATTACHMENT 4

Insurance and Loss Prevention

1.              GTAT will, at no cost to Apple or any other Authorized Purchaser, maintain the following minimum insurance in full force and effect throughout the term of the Agreement: (i) public liability or commercial general liability insurance, including coverage for products liability and products/completed operations hazard, claims by one insured against another insured, and GTAT’s defense and indemnity obligations under the Agreement, with coverage of not less than $5,000,000 USD combined single limit per occurrence and $5,000,000 USD annual aggregate; (ii) automobile liability insurance in compliance with all statutory requirements and providing coverage for third party bodily injury and property damage, with limits of not less than $500,000 USD each accident, for all owned, non-owned and hired motor vehicles used in the performance of GTAT’s obligations under the Agreement; (iii) workers’ compensation insurance in compliance with all statutory regulations in any country, state, territory or province where any of the development deliverables or Goods are provided, manufactured or delivered; and (iv) property insurance on an all-risk of physical loss basis, subject to standard exclusions, with sufficient limits to cover GTAT’s liability for risk of loss or damage to Apple property while in GTAT’s care, custody or control.

2.              The insurance coverage that GTAT is obligated to carry pursuant to this Attachment 4 will include either (i) an indemnity to principals clause and either a blanket interest provision, or separately note the interests of Apple, its subsidiaries and affiliates, and any other party which Apple may reasonably designate as principals for liabilities and damages for which GTAT is obligated to provide indemnity to such parties pursuant to the Agreement, or (ii) Apple, its subsidiaries and affiliates, and any other party which Apple may reasonably designate as additional insureds for liabilities arising out of the acts or omissions of the GTAT, its employees, and agents in the performance of the Agreement.  The property insurance that GTAT is obligated to carry will include Apple, its subsidiaries and affiliates as loss payees, as their interests may appear.  The insurance that GTAT maintains will be primary to and without a right of contribution from any insurance maintained by or otherwise afforded to Apple, its subsidiaries and affiliates.

3.              GTAT will deliver to Apple’s Procurement Department (1 Infinite Loop, M/S 81-2BIZ, Cupertino, California 95014) one or more certificates of insurance showing evidence of the maintenance of the coverage required above.  In the event of cancellation of any required coverage, GTAT will promptly replace such coverage so that no lapse in insurance occurs.  GTAT agrees to comply with the insurance and loss prevention requirements set forth in the document(s), if any, referenced in the Apple Requirements Document.  Apple reserves the right to perform risk evaluations of GTAT’s facilities and GTAT agrees to work with Apple to upgrade any facility that does not comply with such requirements.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ATTACHMENT 5

Supplier Code of Conduct

1.              GTAT will comply with the Apple Supplier Code of Conduct (“Code of Conduct”) available on Apple’s public website, and will implement its requirements as amended by Apple from time-to-time.

2.              Notwithstanding anything to the contrary in any prior agreement between Apple and GTAT, GTAT will:  (i) allow Apple and a third party auditor designated by Apple (collectively, the “Auditors”) to audit and assess GTAT’s practices, policies, records, and facilities without notice and to interview GTAT’s personnel without monitoring solely to verify GTAT’s compliance with the Code of Conduct (collectively, an “Assessment”); (ii) provide the Auditors with access to GTAT’s facilities, relevant records, and knowledgeable personnel without disruption as part of any Assessment; (iii) allow the Auditors to audit and assess working hours and conditions, remuneration, personnel practices, dormitory and dining facilities, and health, safety, and environmental practices, as applicable, as part of the Assessment; (iv) not request or encourage, directly or indirectly, any GTAT personnel to furnish false or incomplete information in connection with any Assessment; (v) not take retaliatory action against any GTAT personnel interviewed during an Assessment; and (vi) promptly implement corrective action to remedy any material non-conformance with the Code of Conduct identified by an Assessment.

3.              Prior to engaging any subcontractor to perform any material portion of its obligations under the Agreement, GTAT will provide Apple with the name and address of such subcontractor, and upon Apple’s written request, GTAT will (a) require such subcontractor’s compliance with the Code of Conduct; (b) require such subcontractor to provide the Auditors with access to its facilities, records, and personnel sufficient to enable the Auditors to assess such subcontractor’s compliance with the Code of Conduct; and (c) require such subcontractor to promptly implement corrective action to remedy any material non-conformance with the Code of Conduct.

4.              Notwithstanding any provision in the Agreement or any other agreement between Apple and GTAT, GTAT agrees to hold the results of any Assessment in the strictest confidence and all such information is deemed to be Apple Confidential Information and GTAT relinquishes any and all rights in and to such results and findings.  GTAT will obtain all permits, consents, and authorizations necessary to enable the Auditors to audit and assess the policies, practices, records, and facilities of each subcontractor or GTAT Related Entity performing under the terms of the Agreement.

5.             For purposes of Attachment 5, the term “GTAT” will include any GTAT Related Entity performing any material portion of GTAT’s obligations under the Agreement, and GTAT’s obligations hereunder will apply to any such GTAT Related Entity.

6.              GTAT’s failure to perform its obligations described in this section or to remedy any material non-conformance with the Code of Conduct after a reasonable amount of time will constitute a breach of the Agreement.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ATTACHMENT 6

Contract of Adherence

This Contract of Adherence (“CoA”) is between the following parties and is effective as of [DATE]:

Apple Inc., a California corporation located at 1 Infinite Loop, Cupertino, California 95014, United States (“Apple”);

[GTAT Name and Address] (collectively, “Company”); and

[GTAT AFFILIATE TO BE ADDED], a [*], located at [*] (the “Covered Party”).

Purpose.  Reference is made to that certain Apple Inc. Supply Agreement by and between Apple and Company, effective as of [date] (together with its attachments, and any documents referenced therein, and all SOWs issued thereunder, the “Agreement”). All capitalized terms not defined herein are defined as set forth in the Agreement.  Pursuant to Section [    ] of the Agreement, additional GTAT Affiliates may become a party to the Agreement by the execution of this CoA.  Company and Apple would like to add Covered Party as a GTAT Affiliate.

GTAT Affiliate Obligations.  Covered Party acknowledges that it has read and understands the Agreement.  Covered Party hereby agrees to be a GTAT Affiliate under the Agreement and to fully comply with all terms and conditions applicable to GTAT Affiliates.

Agreement Amendments.  Covered Party acknowledges and agrees that Apple and Company may amend the Agreement in accordance with its terms, without the consent of Covered Party, and that any such amendment shall apply to Covered Party unless otherwise stated in such amendment.

Representations.  Covered Party represents that: (a) it has the full right and authority to enter into and carry out its obligations under this CoA and the Agreement; (b) it has obtained all private and governmental consents required to perform its obligations under this CoA; and (c) the execution and performance of this CoA does not and will not conflict with or violate any other obligation Covered Party may have, contractual or otherwise.

Entire Agreement.  This CoA and the Agreement constitute the entire understanding and agreement of Covered Party, Apple and Company, whether written or oral, with respect to the subject matter of this CoA, and supersede any prior or contemporaneous agreements or understandings between Covered Party, Apple and Company with respect to its subject matter.

Joint and Several Liability.  Company shall not be relieved of any of its obligations under the Agreement by virtue of this CoA and Company guarantees the performance of the terms and conditions of the Agreement by GTAT Affiliates.  Any breach of this CoA is deemed to be a breach of this Agreement by Company.

Company and Covered Party agree that they will be jointly and severally liable for any claims by Apple or damages incurred by Apple under the Agreement or this CoA.  Company and Covered Party’s joint and several liability under this CoA includes obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing obligations under the Agreement, any SOW, changing payment terms, or other terms and conditions thereof, or creating new or additional obligations after prior obligations under the Agreement have been satisfied in whole or in part under the Agreement, to the maximum extent permitted by law, Company and Covered Party hereby irrevocably waive any right to revoke their joint and several liability under this Agreement as to future obligations.

Company assumes full responsibility for keeping informed of Covered Party’s financial condition and all other circumstances bearing upon the risk of nonpayment or nonperformance of the Agreement and any SOW and Apple will have no duty to report any such information known to Apple. A separate action may be brought against any of Company, Covered Party or any other guarantor.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Company and Covered Party acknowledge and agree with Apple that they are jointly and severally liable for their obligations under the Agreement and this CoA. Neither Company’s nor Covered Party ‘s obligations to Apple will be affected by (a) the amendment, modification, renewal, increase in the amount, waiver, surrender, compromise, settlement, release or termination of, or the acceptance of partial payment on, any or all of the obligations, covenants or agreements of the other under the Agreement or this Amendment; (b) the failure by Apple to give notice to either of the occurrence of a default by the other under the Agreement; (c) the extension of the time for performance of or the giving of any other indulgence in relation to any obligation under the Agreement; (d) proceeding against Company or Covered Party or any other person or entity in any particular order; (e) the taking of any of the actions referred to in the Agreement, including any acceleration of sums owing thereunder;(f) any failure, omission, delay or lack on the part of Apple to enforce, assert or exercise any right, power or remedy conferred on it in the Agreement or otherwise available to it in law or equity to proceed against or exhaust any such security held from Company or Covered Party or any other person;(g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting Company or Covered Party or any of the respective assets of either of them; (h) any defense based upon any legal disability of Company or Covered Party or, any release, discharge, reduction or limitation of or with respect to any sums owing by Company or Covered Party or any other liability of Company or Covered Party to Apple; (i) the release or discharge by operation of law of Company or Covered Party from the performance or observance of any obligation, covenant or agreement contained in the Agreement or this CoA; (j) the taking and, holding, substitution, release, impairing the value, applying and directing the order or manner of sale of, or the addition to, in whole or in part, at any time or times, collateral or, guarantees or other security or support for payment under the Agreement and any change of such guaranties or collateral, guarantees or other security or support; or (k) application of payments received by Apple from Company or Covered Party to any amount owed by either to Apple, in such order as Apple shall determine in its sole discretion, whether or not such amounts are owed under this Agreement.  Without limiting the generality of the foregoing, Company and Covered Party irrevocably waive (i) all notices all notices of acceptance of joint and several liability, the occurrence of any breach, default, nonperformance, protest, notice of protest or notice of dishonor or of any presentment, demand for any payment, action at any time taken or omitted, and to which each might otherwise be entitled to which it might otherwise be entitled; (ii) any claims and other rights that it now has or may hereafter acquire against Covered Party that arise from the payment or enforcement of Covered Party’s obligations under CoA, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Apple against Covered Party; (iii)  any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Company or Covered Party which is a corporation, partnership or other type of entity, or any defect in the formation of it; and (iv) any rights and benefits that might otherwise be available to Company under any rights and benefits that might otherwise be available to Covered Party under California Civil Code Section 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2855, 2899 or 3433 or California Code of Civil Procedure Sections 337.

This Contract of Adherence shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflicts of law.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Acknowledged and agreed by their duly authorized representatives.

Apple Inc.	[Company]

By	By

Name	Name

Title	Title

Date	Date

[Covered Party]

By

Name

Title

Date

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.